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                                                                     Exhibit 3.3




                          CERTIFICATE OF INCORPORATION

                                       OF

                           RENAISSANCE GUARANTOR, INC.



                  The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware, certifies as follows:

                  1. Name. The name of the corporation is Renaissance Guarantor, Inc.(the "Corporation").

                  2. Address; Registered Office and Agent. The address of the Corporation's registered office is 9 East Lockerman, Suite 214, Dover, 19901, State of Delaware; and its registered agent at such address is National Corporate Research.

                  3. Purposes. The purposes of the Corporation shall be limited to the following: (i) to guarantee the obligations of Renaissance Cosmetics, Inc. ("RCI") under RCI's 11 3/4% Senior Notes due 2004 (the "Notes") and the Indenture under which the Notes are issued (the "Indenture") in the manner described in the Offering Memorandum relating to the Notes dated February 3, 1997 (the "Offering Memorandum"); (ii) to enter into and perform its obligations under the Subsidiary Guarantee (as defined in the Offering Memorandum); (iii) to enter into and perform its obligations under the Escrow Agreement (as defined in the Offering Memorandum); and (iv) to engage in any other lawful act or activity for which corporations may be organized under the laws of the State of Delaware that are incidental to or necessary,
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suitable or convenient to accomplish the foregoing, provided that same are not contrary to the foregoing purposes.

                  4. Common Stock. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be shares of Common Stock of the par value of $.01 per share.

                  5. Name and Address of Incorporator. The name and mailing address of the incorporator is: Christopher Walsh, 1285 Avenue of the Americas, New York, New York 10019-6064.

                  6. Election of Directors. Members of the Board of Directors may be elected either by written ballot or by voice vote.

                  7. Directors; Special Director. The Board of Directors of the Corporation shall consist of five members. The Corporation shall, at all times following the execution of the Subsidiary Guaranty and the Escrow Agreement, have at least two directors (the "Independent Directors"), neither of which is, or, during the two-year period immediately preceding the time of determination, was, an officer, director, shareholder, employee, creditor, supplier, family member, manager, contractor or Affiliate (as defined herein) of the Corporation or any of its Affiliates, or a direct or indirect legal or beneficial owner of an equity interest in the Corporation or any Affiliate of the Corporation or any creditor, supplier, manager or contractor of the Corporation or any of its Affiliates; provided that a holder of the Notes or an officer, director, shareholder or employee of such a holder shall not, by virtue of such status, be disqualified from serving as an Independent Director. For purposes of this
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Certificate of Incorporation, an "Affiliate" of any Person (as hereinafter defined) shall mean any Person that, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such Person. "Control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  In the event of the death, incapacity, resignation or removal of an Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director satisfying the requirements of the foregoing paragraph if necessary to maintain two Independent Directors on the Board of Directors. To the extent an Independent Director receives compensation, it will be paid by the Corporation from its own funds and not by any Affiliate of the Corporation.

                  8. Board Consent. The unanimous affirmative vote of all members of the Board of Directors (including, without limitation, both Independent Directors) shall be necessary to authorize the Corporation to (i) institute proceedings to have itself adjudicated as bankrupt or insolvent, or consent to or acquiesce in the institution of bankruptcy or insolvency proceedings against it, or seek or consent to or acquiesce in the entry of an order for similar relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, or seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or make any general assignment for the benefit of creditors, or,
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except as required by law, admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any of the actions set forth above in this paragraph (collectively, "Insolvency Actions"); (ii) merge or consolidate with or into any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity ("Person") or convey or transfer all or substantially all of its properties and assets to any Person; (iii) act other than in its corporate name and through its duly authorized officers or agents; (iv) engage in any transaction or joint activity of any kind with an Affiliate or any other Person except as otherwise expressly contemplated by Section 3 hereof; (v) agree to any modification, amendment or restatement of the Indenture or the Escrow Agreement or of any right of any party thereto, or (vi) act or cause the taking of any action with respect to the dissolution and winding up of the Corporation or any election not to continue the Corporation or the business of the Corporation.

                  9. Limitation of Liability. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the Director derived any improper personal benefits.
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                  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                  10. Indemnification.

                           10.1 To the extent not prohibited by law, the
Corporation shall indemnify any Person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person, or a Person of whom such Person is the legal representative, is or was a Director or officer of the Corporation, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation to the extent the Board of Directors at any time unanimously specifies that such Persons are entitled to the benefits of this Section 10. Any indemnification, reimbursement or advancement of expenses available pursuant to this Section 10 shall be referred to herein as "Indemnification."

                           10.2 The Corporation shall, from time to time,
reimburse or advance to any Director or officer or other Person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final
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disposition of such Proceeding; provided, however, that, if required by the
Delaware General Corporation Law, such expenses incurred by or on behalf of any Director or officer or other Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other Person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other Person is not entitled to be indemnified for such expenses.

                           10.3 The rights to Indemnification provided by, or
granted pursuant to, this Section 10 (the "Indemnification Rights") shall not be deemed exclusive of any other rights to which a Person seeking Indemnification may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                           10.4 The Indemnification Rights shall continue as to
a Person who has ceased to be a Director or officer (or other Person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

                           10.5 The Corporation shall have power to purchase and
maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Corporation, against any liability asserted against such Person and incurred by
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such Person in any such capacity, or arising out of such Person's status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of this Section 10, the By-laws or under Section 145 of the Delaware General Corporation Law or any other provision of law.

                           10.6 The provisions of this Section 10 shall be a
contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Section 10 is in effect and any other Person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other Person intend to be legally bound. No repeal or modification of this Section 10 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                           10.7 The Indemnification Rights shall be enforceable
by any Person entitled to Indemnification in any court of competent jurisdiction. The burden of proving that Indemnification is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that Indemnification is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such Person is not entitled to Indemnification shall constitute a defense to the action or create a presumption that such Person is not so
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entitled. Such a Person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to Indemnification, in whole or in part, in any such proceeding.

                           10.8 Any Person entitled to Indemnification may elect
to have its Indemnification Right interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time Indemnification is sought. Such election shall be made, by a notice in writing to the Corporation, at the time Indemnification is sought; provided, however, that if no such notice is given, such Indemnification Right shall be determined by the law in effect at the time Indemnification is sought.

                  11. Adoption, Amendment and/or Repeal of By-laws. The Board of Directors may from time to time (after adoption by the undersigned of the original By-laws) make, alter or repeal the By-laws by a vote of a majority of the entire Board of Directors that would be in office if no vacancy existed, whether or not present at a meeting; provided, however, that any By-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any By-laws may be made, by the stockholders of the Corporation by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation.

                  12. Separate Identity. The Corporation shall maintain its assets, properties and liabilities separate from the assets, properties, liabilities and business of RCI and RCI's subsidiaries and shall not hold out its assets as available to pay the debts
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of RCI or any subsidiary of RCI (other than the Notes). The Corporation shall:
(i) pay from its assets all obligations of any kind incurred by it, and shall not pay from its assets any obligations of any other Person, (ii) conduct business in its own name, including holding itself out as a separate entity,
(iii) not enter into any transaction with any Person except as authorized by
Section 3 hereof, (iv) only enter into transactions with its Affiliates on an arm's-length basis, (v) maintain its bank accounts, books, records and financial statements on a separate basis from those of any other Person, (vi) retain it own independent auditors and accountants, which may, however, also be the auditors and accountants for any Affiliate thereof, and (vii) observe all corporate formalities, including conducting regular meetings (at least once annually) of the Board of Directors, issuing separate financial statements prepared not less frequently than annually and in accordance with generally accepted accounting principles, memorializing the determinations of the Board of Directors on all significant transactions, and preparing and filing all required tax returns and paying all taxes imposed on the Corporation.

                  13. Prohibited Transactions. The Corporation shall not engage in any business transaction, acquire any assets or incur or guarantee or otherwise be responsible for the payment of any obligation for borrowed money, other than as contemplated and required in connection with the issuance and guaranty of the Notes and the maintenance of the Escrow Account.

                  14. Prohibited Amendments. Except as may be required by applicable law, the Corporation shall not amend Sections 3, 7, 8, 12 or 13 of this Certificate of
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Incorporation or this Section 14 so long as any funds remain in the Escrow
Account (as defined in the Offering Memorandum).

                  15. Section 203. The Corporation elects not to be governed by
Section 203 of the Delaware General Corporation Law.

                  IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation this 5th day of February, 1997.




                                        -----------------
                                        Christopher Walsh
                                        Incorporator